EXHIBIT 99.1

For Immediate Release:

StrikeForce Completes it’s Reg A Tier II Funding Round

EDISON, N.J., February 2 2021 - StrikeForce Technologies, Inc. (OTC PINK: SFOR), as of last Friday, has completed its Reg A Tier II funding round, and in doing so only needed to sell 757,000,000 shares vs. 800,000,000 originally planned for, that’s 43,000,000 less shares in the market.

“The StrikeForce Management team would like to thank everyone that participated in purchasing shares of the Reg A. StrikeForce raised a total of $2.5M, monies which will be used for the marketing of StrikeForce’s two new products, SafeVchat™ and PrivacyLoK™, as well as paying off the variable convertible debt of about $900k plus interest and fees”, says Mark L. Kay, CEO of StrikeForce. “This leaves only about $45k left of convertible debt, which isn’t selling or converting at this time. Most of the common stock was sold leaving very little to dilution”, says Kay. “StrikeForce also paid off all of its loans taken throughout the past year. This was a major accomplishment of what StrikeForce was working towards.”

“StrikeForce is now in the process of also applying for the OTCQB, and hopefully sometime this year uplifting to the NASDQ, or, the like. This is something that we have been planning for quite a while now, and giving our new game-changing products we have very high expectations for this year,” says Kay.

“We thank you all for your belief in our products, which is finally coming together, especially with our new SafeVchat and PrivacyLoK products. We also expect to clean up our note debt and strengthen the company going forward. We are definitely off to a great start, with special thanks to our partner Continuation Capital,” says Mark Kay.

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About StrikeForceTechnologies, Inc.

StrikeForce Technologies helps to prevent Cyber theft and data security breaches for consumers, corporations, and government agencies. It provides powerful two-factor, “Out-of-Band” authentication and keystroke encryption along with mobile solutions. StrikeForce Technologies, Inc. (OTC PINK StrikeForce:SFOR) is headquartered in Edison, N.J., and can be reached at www.strikeforcetech.com or by phone at (732) 661-9641 or toll-free at (866) 787-4542.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the sales of the company's identity protection software products into various channels and market sectors, the issuance of the company's pending patent application, and the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the company.

Contact Info:

StrikeForce Technologies, Inc.

Mark L. Kay
(732) 661-9641
marklkay@strikeforcetech.com

StrikeForce Media

George Waller

(732) 661-9641

gwaller@strikeforcetech.com

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